                           SCHEDULE 14A INFORMATION





Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
--------------------------------------------------------------------------------

Filed by the Registrant  [x]
Filed by a Party other than the Registrant  [ ]


Check the appropriate box:
--------------------------

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section  240.14a-11(c) or
     Section 240.14a-12

               (Name of Registrant as Specified In Its Charter)
                       Imperial Credit Industries, Inc.
                       --------------------------------

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
                       ________________________________


Payment of Filing Fee (Check the appropriate box):
--------------------------------------------------

[x]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)    Title of each class of securities to which transaction applies:
        (2)    Aggregate number of securities to which transaction applies:
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        (4)    Proposed maximum aggregate value of transaction:
        (5)    Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1)    Amount Previously Paid:
        (2)    Form, Schedule or Registration Statement No.:
        (3)    Filing Party:
        (4)    Date Filed:

                  [LOGO OF IMPERIAL CREDIT INDUSTRIES, INC.]

                       IMPERIAL CREDIT INDUSTRIES, INC.

                           23550 HAWTHORNE BOULEVARD
                             BUILDING 1, SUITE 110
                          TORRANCE, CALIFORNIA 90505

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

  The Annual Meeting of Shareholders of IMPERIAL CREDIT INDUSTRIES, INC., a California corporation (the "Company"), will be held at the Marriott Hotel, 3635 Fashion Way, Torrance, California 90503, on July 28, 1999, at 10:00 a.m. Pacific Time.

  The Annual Meeting of Shareholders of the Company is being held for the following purposes:

  1. To elect a Board of Directors to serve for the ensuing year.

  2. To consider and act upon a proposal to ratify the appointment of KPMG LLP as the independent accountants of the Company for the year ending December 31, 1999.

  3. To transact such other business as may properly come before the Meeting or any adjournments thereof.

  Only holders of Common Stock of record at the close of business on July 1, 1999, will be entitled to vote at the Meeting. A list of shareholders of record will be available at the Meeting and for ten days prior to the Meeting at the Company's address above.

  Your proxy is enclosed. You are cordially invited to attend the Meeting, but if you do not expect to attend, or if you plan to attend but prefer that the proxyholders vote your shares, please date and sign your proxy and return it in the enclosed postage paid envelope. The giving of this proxy will not affect your right to vote in person in the event you find it convenient to attend. Please return the proxy promptly to avoid the expense of additional proxy solicitation.

Dated: July 1, 1999                       For the Board of Directors,

                                          /s/ H. Wayne Snavely

                                          H. Wayne Snavely
                                          Chairman

                  [LOGO OF IMPERIAL CREDIT INDUSTRIES, INC.]

                                PROXY STATEMENT

                 FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                   July 28, 1999, at 10:00 a.m. Pacific Time

  Your proxy is solicited on behalf of the Board of Directors of Imperial Credit Industries, Inc. (the "Company" or "ICII") for use at the Annual Meeting of Shareholders to be held on the above date and time at the Marriott Hotel, located at 3635 Fashion Way, Torrance, California 90503. The approximate mailing date for this proxy statement and the enclosed proxy is July 6, 1999. If a proxy in the accompanying form is duly executed and returned, the shares represented by the proxy will be voted as directed. If no direction is given, the shares will be voted FOR the election of the seven nominees for Director named herein and FOR the ratification of the appointment of KPMG LLP as the Company's independent accountants for the year ending December 31, 1999. Any proxy given may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing of such revocation, by giving another proxy bearing a later date, or by attending and voting in person at the Meeting.

  The cost of this solicitation of proxies will be borne by the Company. Solicitations will be made by mail. In addition, the officers and regularly engaged employees of the Company may, in a limited number of instances, solicit proxies personally or by telephone. The Company will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of Common Stock of the Company.

  The Company's Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the Securities and Exchange Commission (the "Commission"), and the Company's Annual Report to Shareholders are included with this solicitation. Additional copies are available without charge to any shareholder upon request.

  Holders of Common Stock of record at the close of business on July 1, 1999 will be entitled to vote at the Meeting. There were 33,142,832 shares of Common Stock outstanding at that date. Each share is entitled to one vote and a majority of the shares of Common Stock outstanding is necessary to constitute a quorum for the Meeting. Shareholders have cumulative voting rights in the election of Directors. Under the cumulative voting method, a shareholder may multiply the number of shares owned by the number of Directors to be elected and cast this total number of votes for any one candidate or distribute the total number of votes in any proportion among as many candidates as the shareholder desires. A shareholder may not cumulate his or her votes for a candidate unless such candidate's name has been placed in nomination prior to the voting and unless a shareholder has given notice at the Meeting prior to the voting of his or her intention to cumulate his or her votes. If any shareholder gives such notice, then all shareholders may then cumulate their votes.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

  The Company's Directors are elected annually to serve until the next annual meeting of shareholders and thereafter until their successors are elected. The Company's by-laws provide for a variable Board of Directors with a range of between five and nine members, with the number currently set at seven. No proxy may be voted for more than seven nominees for Director.

  Unless otherwise directed by shareholders, the proxyholders will vote all shares represented by proxies held by them for the election of the maximum number of the following nominees, all of whom are now members of and constitute the Company's Board of Directors. The Company is advised that all of the nominees have indicated their availability and willingness to serve if elected. In the event that any nominee becomes unavailable or unable to serve as a Director of the Company prior to the voting, the proxyholders will refrain from voting for the unavailable nominee or will vote for a substitute nominee in the exercise of their best judgment.

Recommendation of Board of Directors

  The Board of Directors recommends a vote for the nominees for Director.

Information Concerning Nominees

  Information concerning the nominees based on data furnished by them is set forth below.

                   Name*                  Age               Position with Company
                   -----                  ---               ---------------------
   H. Wayne Snavely.....................  58  Chairman of the Board, President and
                                               Chief Executive Officer

   Kevin E. Villani.....................  51  Executive Vice President, Finance, and a Director

   Stephen J. Shugerman.................  52  Vice Chairman of Southern PacificBank ("SPB")
                                               and a Director

   James Clayburn LaForce, Jr. (1) (2)..  70  Director

   Perry A. Lerner (1) (2)..............  56  Director

   Robert S. Muehlenbeck (1)............  51  Director

   Joseph R. Tomkinson..................  51  Director

--------
  * All of such persons may be reached at: Imperial Credit Industries, Inc., 23550 Hawthorne Boulevard, Suite 110, Torrance, CA 90505

 (1) Member of Compensation Committee.

 (2) Member of Audit Committee.

H. Wayne Snavely has been Chairman of the Board and Chief Executive Officer of the Company since December 1991 and President since February 1996. Mr. Snavely served as a director of Imperial Bank from 1975 to 1983 and from 1993 to January 1998. From 1986 to February 1992, Mr. Snavely served as Executive Vice President of Imperial Bancorp and Imperial Bank Mortgage, SPB, Imperial Trust Company, Wm. Mason & Company, Imperial Ventures, Inc., and The Lewis Horwitz Organization. From 1983 through 1986, Mr. Snavely was employed as Chief Financial Officer of Imperial Bancorp and Imperial Bank. Mr. Snavely is Chairman of the Board of Franchise Mortgage Acceptance Company ("FMAC"), and Imperial Credit Commercial Mortgage Investment Corp. ("ICCMIC").

Kevin E. Villani has been the Executive Vice President, Finance, since July 1998 and was the Chief Financial Officer of the Company from September 1995 to July 1998. He has been a Director since June 1997. Mr. Villani is Vice-Chairman of the Board of ICCMIC. Mr. Villani joined the University of Southern California as the Wells Fargo Visiting Professor of Finance in 1990 and remained on the full-time faculty through 1997. From 1985 to 1990, he was the Executive Vice President and Chief Financial Officer for Imperial Corporation of America. From 1982 to 1985, Mr. Villani served in various capacities at the Federal Home Loan Mortgage Corporation, including Chief Economist and Chief Financial Officer. From 1975 to 1982, he served as the Financial Economist, The Director for the Division of Housing Finance Analysis and The Deputy Assistant Secretary for the Office of Economic Affairs and Chief Economist for the Department of Housing and Urban Development. From 1990 through 1995, Mr. Villani also served as a full-time consulting economist at the World Bank and International Finance Corporation.

Stephen J. Shugerman was President of SPB from June 1987 until December 1998 and has been a Director of the Company since December 1991. Mr. Shugerman has been Vice Chairman of SPB since December 1998. From June 1985 to May 1987, Mr. Shugerman was President of ATI Thrift & Loan Association, a privately owned thrift and loan association, and, from 1979 to 1985, he was Senior Vice President of Imperial Thrift and Loan Association, a former subsidiary of Imperial Bank. Mr. Shugerman recently served as President of the California Association of Thrift & Loan Companies.

James Clayburn LaForce, Jr. has been a Director of the Company since May 1992. From July 1978 to July 1993, Mr. LaForce was the Dean of The Anderson School, University of California at Los Angeles. In addition, Mr. LaForce was appointed in January 1991 to the position of Acting Dean of the Hong Kong University of Science and Technology, Hong Kong. He also is a director of Rockwell International Corp., Jacobs Engineering Group, Inc., Timken Co., Motorcargo Industries, Blackrock Funds, Payden & Rygel Funds, and Provident Investment Counsel.

Perry A. Lerner has been a Director of the Company since May 1992. He has been a principal in the investment firm of Crown Capital Group, Inc., since 1996. Mr. Lerner was with the law firm of O'Melveny & Myers from 1982 to 1997, having been a partner with the firm from 1984 to 1996. Mr. Lerner was an Attorney-Advisor of the International Tax Counsel of the United States Treasury Department from 1973 to 1976. Mr. Lerner is a Director of FMAC.

Robert S. Muehlenbeck has been a Director of the Company since December 1991. Mr. Muehlenbeck retired in 1998 as an Executive Vice President of Imperial Bank with responsibility for corporate finance and mergers and acquisitions. He also served as President of Imperial Ventures, Inc., Imperial Bank's venture capital small business investment company and President of Imperial Capital Corp., an investment and mezzanine lending entity. Mr. Muehlenbeck was formerly the President of Seaborg, Incorporated and has been involved in commercial and residential real estate development and finance activities.

Joseph R. Tomkinson has been a Director of the Company since December 1991. Mr. Tomkinson has been the Chairman of the Board and Chief Executive Officer of Impac Mortgage Holdings, Inc. ("IMH"), a residential REIT, since June 1998 and was IMH's Vice Chairman from August 1995 until June 1998. Mr. Tomkinson served as President of the Company from January 1992 to February 1996. From 1986 to January 1992, he was President of Imperial Bank Mortgage, a subsidiary of Imperial Bank, one of the companies combined to become ICII in 1991. From 1984 to 1986, he was employed as Executive Vice President of Loan Production for American Mortgage Network, a privately owned mortgage bank. Mr. Tomkinson also served as the Chairman and Chief Executive Officer of Impac Commercial Holdings, Inc. ("ICH"), a commercial REIT, from inception through May 1999, and is a director of ICH and BNC Mortgage, Inc., a residential real estate lending company.

  Directors of the Company hold office until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier resignation or removal. All officers are appointed by and serve at the discretion of the Board of Directors, subject to employment agreements, where applicable. There are no family relationships between any directors or officers of the Company.

  Directors who are not employees of the Company receive a fee of $20,000 per year plus $500 per meeting attended. In addition, non-employee Directors annually receive options (at the then current fair market value) to acquire 10,000 shares of the Company's Common Stock, which vest and become exercisable after one year. Non-employee Directors who are members of the Compensation and Audit Committees receive a fee of $500 for each committee meeting attended, if such meeting is held on a date other than a Board meeting date.

  No Directors were involved in any petitions under the Federal bankruptcy laws during the past five years, except that Mr. Snavely was the Chairman and Mr. Shugerman was a Director of Southern Pacific Funding Corporation.

Committees and Attendance at Board Meetings

  Eleven meetings of the Board of Directors were held in fiscal 1998. Each Director attended at least 75% of the aggregate of all meetings held by (i) the Board of Directors and (ii) those committees of the Board of Directors on which such Director served, except for Director Tomkinson who attended 73% of such meetings.

  The Audit Committee, which meets with and reviews the scope and findings of audit activities performed by the Company's internal auditors and independent accountants, met eight times during 1998, and the Compensation Committee, which determines executive compensation, met four times during 1998. The Board of Directors currently has no Nominating Committee.

Executive Compensation

  The following table provides information concerning the cash and non-cash compensation earned and received by ICII's Chief Executive Officer and its four most highly compensated executive officers (the "Named Executive Officers"), other than the Chief Executive Officer, whose salary and bonus during the fiscal year ended December 31, 1998 exceeded $100,000:

                          SUMMARY COMPENSATION TABLE

                                                                                  Long Term
                                                                                 Compensation
                                            Annual Compensation                     Awards
                                          ------------------------               ------------
                                          Fiscal                   Other Annual    Options
        Name and Principal Position        Year   Salary   Bonus   Compensation    Granted
        ---------------------------       ------ -------- -------- ------------  ------------
   H. Wayne Snavely.....................   1998  $502,114 $    --    $78,640(1)        --
    President, Chief Executive             1997   450,000  700,000    29,082(1)        --
    Officer and Chairman                   1996   300,000  700,000    28,564(1)    400,000(2)

   Kevin E. Villani.....................   1998  $352,691 $150,000    71,110(3)     34,000(2)
    Executive Vice President, Finance(4)   1997   300,000  266,666    17,082(3)     50,000(2)
                                           1996   200,000  200,000    12,986(3)     84,000(2)

   Stephen J. Shugerman.................   1998  $304,224 $    --     71,325(5)        --
    Vice-Chairman of SPB(6)                1997   250,000  501,000    21,882(5)        --
                                           1996   200,000  400,000    20,963(5)    100,000(2)

   Irwin L. Gubman......................   1998  $201,532 $125,000   $18,557(7)     26,800(2)
    General Counsel and                    1997   200,000  200,000    16,852(7)     70,000(2)
    Secretary                              1996    50,000   30,000       750(7)     30,000(2)

   Brad S. Plantiko.....................   1998  $ 77,403 $ 99,519   $55,815(8)     84,000(2)
    Executive Vice President and
    Chief Financial Officer

--------
(1) In 1998, 1997 and 1996, consists of (1) a car allowance paid by the Company of $18,000, $18,000 and $18,000, respectively, and (2) aggregate contributions paid by the Company of $60,640, $11,082 and $10,564, respectively, under employee benefit plans.

(2) See "--Stock Option Plans" for details regarding the terms of such options.

(3) In 1998, 1997 and 1996, consists of (1) a car allowance paid by the Company of $10,615, $6,000 and $6,000, respectively, and (2) aggregate contributions paid by the Company of $60,495, $11,082 and $6,986, respectively, under employee benefit plans.

(4)  Mr. Villani served as Chief Financial Officer until July 1998.

(5) In 1998, 1997 and 1996, consists of (1) a car allowance paid by the Company of $10,800, $10,800 and $10,800, respectively, and (2) aggregate contributions paid by the Company of $60,525, $11,082 and $10,163, respectively, under employee benefit plans.

(6) Mr. Shugerman resigned as President of SPB effective December 1998. Mr. Shugerman is the Vice-Chairman of SPB.

(7) In 1998, 1997 and 1996, consists of (1) a car allowance paid by the Company of $8,307, $6,000 and $750, respectively, and (2) aggregate contributions paid by the Company of $10,250, $10,852 and $0, respectively, under employee benefit plans.

(8) In 1998 and 1997, consists of (1) a car allowance paid by the Company of $3,980 and (2) aggregate contributions paid by the Company of $51,835 under employee benefit plans.

                 Option Grants, Exercises and Year End Values

                                                                      Potential Realized
                                                                       Value at Assumed
                                                                       Annual Rates of
                                                                         Stock Price
                                                                       Appreciation for
                          1998   Percentage                              Option Term
                         Options  of Total  Exercise Price Expiration ------------------
Name                     Granted   Grants     per Option      Date       5%       10%
----                     ------- ---------- -------------- ---------- ------------------
Kevin E. Villani........ 34,000     3.11%       $10.00      12/01/03  $ 94,499  $208,819
Irwin L. Gubman......... 26,800     2.45%        10.00      12/01/03    74,488   164,598
Brad S. Plantiko........ 50,000     4.57%        18.50      08/11/03   255,560   564,722
Brad S. Plantiko........ 34,000     3.11%        10.00      12/01/03    93,936   207,573

   Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

                                              Number of         Number of
                                             Unexercised    Unexercised Senior
                                            Options at FY-  Management Options
                          Shares            End Under the    at FY-End Under     Value of all Unexercised
                         Acquired            Option Plan     the Option Plan     In-the-Money Options at
                            on     Value     Exercisable/      Exercisable/         December 31, 1998
Name                     Exercise Realized Unexercisable(1)  Unexercisable(2)  Exercisable/Unexercisable(3)
----                     -------- -------- ---------------- ------------------ ----------------------------
H. Wayne Snavely........   --       $--    160,000/240,000       917,052             $6,632,693/$--
Kevin E. Villani........   --        --     70,000/150,800       -- /--               60,100/60,100
Stephen J. Shugerman....   --        --     40,000/ 60,000     158,524/--             1,105,681/--
Irwin L. Gubman.........   --        --     26,000/100,800       -- /--                  -- /--
Brad S. Plantiko........   --        --      --  / 84,000        -- /--                  -- /--

--------
(1) For a description of the terms of such options, see "--Stock Option Plans--1992 Stock Option Plan."

(2) For a description of the terms of such options, see "--Senior Management Stock Options."

(3) Based on a price per share of $8.38, which was the price of a share of Common Stock as quoted on the Nasdaq National Market at the close of business on December 31, 1998

Employment Agreements

  As of January 1, 1997, Mr. Snavely entered into a five-year employment agreement at an annual base salary of $450,000, subject to adjustment, plus an annual bonus based on attainment of performance objectives, including the Company's return on equity, earnings per share and increase in the price of the Company's Common Stock. Mr. Snavely's total cash compensation may not exceed $1.5 million annually.

  As of January 1, 1997, Mr. Villani entered into a five-year employment agreement at an annual base salary of $300,000, subject to adjustment, plus an annual bonus based on attainment of performance objectives. Mr. Villani's total cash compensation may not exceed $700,000 annually.

  As of January 1, 1997, Mr. Shugerman entered into a five-year employment agreement at an annual base salary of $250,000, subject to adjustment, plus an annual bonus based on attainment of performance objectives, including the Company's earnings per share and certain qualitative objectives with respect to the performance of SPB. Mr. Shugerman's total cash compensation may not exceed $750,000 annually.

  Pursuant to the employment agreements with Messrs. Snavely, Villani and Shugerman, they are each entitled to receive compensation following their termination, as follows: (1) with cause: base salary shall be paid through the date on which termination occurs, or (2) without cause (or for "good reason" as defined in the employment agreement), base salary shall be paid through the date of termination together with the pro-rata portion of any cash bonus award the employee would be entitled to receive at year end and a severance amount equal to base salary reduced by the employee's projected primary social security benefit. The severance amount shall be further reduced if the executive becomes employed by another company or becomes an independent contractor of another company and shall be eliminated entirely if such other company is determined by the Board of Directors to compete with the Company.

Compensation Committee Interlocks and Insider Participation

  The Company's Compensation Committee consists of Messrs. Muehlenbeck, Lerner and LaForce. Mr Lerner is the Manager of Corona Film Finance Fund (in which ICII is an investor).

Termination Protection Agreements

  In January 1999, the Company entered into termination protection agreements with Messrs. Snavely, Villani, Gubman and Plantiko. The agreements provide for severance payments to those senior executives in the event of a change in control of the Company and a subsequent termination of any one of these senior executives within three years of a change in control for any reason. The senior executives will receive a lump sum payment of three times their respective base salaries and their highest bonus earned in any of the last three fiscal years preceding the change in control and a percentage of their respective bonuses for the year in which the change of control occurs.

  In addition, ICII will continue to provide these senior executives with medical, dental, life insurance, disability and accidental death and dismemberment benefits until the third anniversary of the termination unless the executive becomes employed by another employer, in which case these coverages will be secondary to those provided by the new employer. All deferred compensation in respect of each senior executive will also become fully vested and ICII will pay such executive in cash all deferred compensation and any unpaid portion of the executive's bonus. Any amounts payable to an executive will include additional amounts to cover certain taxes resulting from those payments.

  A change in control for purposes of the termination protection agreements includes the following events: (1) any person or persons become the beneficial owner of at least 40% of ICII's outstanding Common Stock other than by the acquisition of such Common Stock directly from the Company, or (2) any merger or other business combination, liquidation or sale of substantially all of its assets where ICII's shareholders and any trustee or fiduciary of ICII's employee benefit plans own less than 60% of the surviving corporation, or (3) within any 24 month period, the persons who were Directors immediately before the beginning of such period cease to constitute at least a majority of the Board, or the board of any successor corporation.

Senior Management Stock Options

  Effective January 1992, members of senior management received ten year options to purchase shares of the Company's Common Stock. Such options are not covered by ICII's option plans described below. The exercise price of these options is $0.89 per share for one-half of the options, with the other half exercisable at $1.40 per share. These options are currently exercisable. H. Wayne Snavely, Joseph R. Tomkinson, and Stephen J. Shugerman were granted 917,053, 917,053 and 458,526 of such options, respectively.

  In April 1996, Mr. Tomkinson sold 750,000 shares of Common Stock he acquired under the option agreement described above. In November 1996, Mr. Shugerman sold 300,000 shares of Common Stock he acquired under the option agreement described above.

  The Company recognizes compensation expense with respect to the senior management stock options because they were granted at less than the estimated market value of the Common Stock. The total compensation expense was $2.2 million, all of which was recognized as of December 31, 1996.

Stock Option Plans

 1992 Stock Option Plan

  A total of 2,292,632 shares of ICII's Common Stock has been reserved for issuance under the 1992 Incentive Stock Option and Nonstatutory Stock Option Plan (the "1992 Stock Option Plan"), which expires by its own terms in 2002. A total of 868,813 options were outstanding at December 31, 1998.

  The 1992 Stock Option Plan provides for the grant of "incentive stock options" ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified stock options ("NQSOs") to employees, officers, directors and consultants. ISOs may be granted only to employees. The 1992 Stock Option Plan is administered by the Board of Directors or a committee appointed by the Board, which determines the terms of options granted, including the exercise price, the number of shares subject to the option, and the option's exercisability.

  The exercise price of all options granted under the 1992 Stock Option Plan must be at least equal to the fair market value of such shares on the date of grant. The maximum term of options granted under the 1992 Stock Option Plan is 10 years. With respect to any participant who owns stock representing more than 10% of the voting rights of ICII's outstanding capital stock, the exercise price of any option must be at least equal to 110% of the fair market value on the date of grant.

 1996 Stock Option Plan

  In 1996, ICII adopted the 1996 Stock Option, Deferred Stock and Restricted Stock Plan (the "1996 Stock Option Plan"), which provides for the grant of ISOs that meet the requirements of Section 422 of the Code, NQSOs and awards consisting of deferred stock, restricted stock, stock appreciation rights and limited stock appreciation rights ("Awards").

  The 1996 Stock Option Plan is administered by a committee of Directors appointed by the Board of Directors (the "Committee"). ISOs may be granted to the officers and key employees of the Company or any of its subsidiaries. The exercise price for any option granted under the 1996 Stock Option Plan may not be less than 100% (110% in the case of ISOs granted to an employee who is deemed to own in excess of 10% of the outstanding Common Stock) of the fair market value of the shares of Common Stock at the time the option is granted. The purpose of the 1996 Stock Option Plan is to provide a means of performance-based compensation in order to attract and retain qualified personnel and to provide an incentive to those whose job performance affects the Company. The effective date of the 1996 Stock Option Plan was June 21, 1996. A total of 3,000,000 shares of Common Stock is reserved for issuance under the 1996 Stock Option Plan and a total of 1,937,220 options were outstanding at December 31, 1998.

  If an option granted under the 1996 Stock Option Plan expires or terminates, or an Award is forfeited, the shares subject to any unexercised portion of such option or Award will again become available for the issuance of further options or Awards under the 1996 Stock Option Plan.

  Unless previously terminated by the Board of Directors, no options or Awards may be granted under the 1996 Stock Option Plan after June 21, 2006.

  Options granted under the 1996 Stock Option Plan will become exercisable upon the terms of the grant made by the Committee. Awards will be subject to the terms and restrictions of the Award made by the Committee. The Committee has discretionary authority to select participants from among eligible persons and to determine at the time an option or Award is granted and in the case of options, whether it is intended to be an ISO or a NQSO. Under current law, ISOs may not be granted to any individual who is not also an officer or employee of the Company or any subsidiary.

  Each option must terminate no more than 10 years from the date it is granted (or five years in the case of ISOs granted to an employee who is deemed to own in excess of 10% of the combined voting power of ICII's outstanding Common Stock). Options may be granted on terms providing for exercise in whole or in part at any time or times during their respective terms, or only in specified percentages at stated time periods or intervals during the term of the option, as determined by the Committee.

  The exercise price of any option granted under the 1996 Stock Option Plan is payable in full:

  (1) in cash,

  (2) by surrender of shares of the Company's Common Stock already owned by the option holder having a market value equal to the aggregate exercise price of all shares to be purchased including, in the case of the exercise of NQSOs, restricted stock subject to an Award under the 1996 Stock Option Plan,

  (3) by cancellation of indebtedness owed by the Company to the optionholder, or

  (4) by any combination of the foregoing.

Report Of The Compensation Committee

  The Compensation Committee sets and administers the policies governing the Company's compensation program, including incentive and stock option plans. The Company participates in studies and surveys of compensation practices for comparable companies in the Company's industry. The Committee considers these studies and surveys in determining base salary, bonus and long-term stock-based compensation. The Committee discusses and considers executive compensation matters and makes its decisions, subject to review by the Company's Board of Directors.

  The Company's compensation policies are structured to link the compensation of the Chief Executive Officer, Chief Financial Officer and other executives of the Company and its subsidiaries with corporate performance. Through the establishment of annual and long-term compensation programs, the Company has aligned the financial interests of its executives with the results of the Company's performance, which is designed to put the Company in a competitive position regarding executive compensation and to help ensure corporate performance, thereby enhancing shareholder value.

  The Company's executive compensation philosophy is to set base salary at a conservative market rate and then to provide performance-based variable compensation which allows total compensation to fluctuate according to the Company's earnings as well as value received by shareholders. Targeted levels of total executive compensation are set at levels that the Committee believes to be consistent with others in the Company's industry, with such compensation increasingly weighted toward programs contingent upon the Company's level of annual and long-term performance. As a result, the Named Executive Officers' actual compensation levels in any particular year may be above or below those of the Company's competitors, depending upon the Company's performance.

  Section 162(m) of the Internal Revenue Code limits the Company's tax deduction for compensation paid in excess of $1,000,000 to any one of the Chief Executive Officer and the four other most highly compensated executive officers unless (i) such compensation was based upon attainment of pre-established, objective performance goals, (ii) the Compensation Committee consists only of "outside directors" as defined for purposes of Section 162(m), and (iii) such performance-based compensation has been approved by shareholders. All of the members of the Compensation Committee qualify as "outside directors." In 1998, shareholders approved the Company's Executive Performance Compensation Plan. The Committee will continue to review the Company's existing compensation program to determine the deductibility of future compensation paid or awarded pursuant thereto and will seek guidance with respect to changes to the Company's existing compensation program that will enable the Company to continue to attract and retain key individuals while optimizing the deductibility to the Company of amounts paid as compensation.

  The Committee believes that its overall executive compensation program has been successful in providing competitive compensation appropriate to attract and retain highly qualified executives and also to encourage increased performance from the executive group, which will create added shareholder value.

      Compensation Committee:      Robert S. Muehlenbeck, Chairman
                                   James Clayburn LaForce, Jr.
                                   Perry A. Lerner

Shareholder Return Performance Presentation

  Set forth below is a graph comparing the cumulative total shareholder returns on the Company's Common Stock, the S&P 500 Stock Index, the Specialty Finance Lending Index and an index of companies engaged in the Company's current business focus (the "Diversified Commercial Lending Index") for the period from January 1, 1993 through December 31, 1998. The Specialty Finance Lending Index includes: AMRESCO, Inc., ContiFinancial Corp., The Finova Group, Inc., Green Tree Financial Corp., Imperial Credit Industries, Inc., and The Money Store, Inc. The Diversified Commercial Lending Index includes: Allstate Financial Corp., American Business Financial, AMRESCO, Inc., Capital Trust, Inc., CIT Group, Inc., DVI, Inc., Financial Federal Corp., FINOVA Group, Inc., First Sierra Financial, Franchise Mortgage Acceptance Company, Healthcare Financial Partners, Heller Financial, Inc., HPSC, Inc., Imperial Credit Industries, Inc., KBK Capital Corp., Pioneer Commercial, PLM International, Inc., Point West Capital, Prime Capital Corp., Resource America, Source Capital Corp., Standard Funding, T&W Financial, UniCapital Corp., and WMF Group, Ltd.

  The graph assumes $100 invested on January 1, 1993 in the Company's Common Stock, the S&P 500 Stock Index, the Specialty Finance Company Index, and the Diversified Commercial Lending Index.

                COMPARISON OF SIX-YEAR CUMULATIVE TOTAL RETURN
             AMONG IMPERIAL CREDIT INDUSTRIES, SPECIALTY FINANCE
                    LENDING INDEX, DIVERSIFIED COMMERCIAL
                       LENDING INDEX AND S&P COMPOSITE


                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           IMPERIAL       SPECIALTY        DIVERSIFIED
                             CREDIT         FINANCE          COMMERCIAL        S&P
(Fiscal Year Covered)        INDUSTRIES     LENDING INDEX    LENDING INDEX     COMPOSITE
-------------------          ----------     -------------    -------------     ---------
Measurement Pt-1993          $100.00        $100.00          $100.00           $100.00
FYE 1994                     $ 69.39        $103.16          $103.55           $101.32
FYE 1995                     $266.19        $188.44          $172.74           $139.40
FYE 1996                     $565.47        $308.74          $267.56           $171.41
FYE 1997                     $552.01        $334.62          $381.70           $228.59
FYE 1998                     $225.52        $228.25          $340.32           $293.92

Security Ownership Of Certain Beneficial Owners And Management

  The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock as of May 31, 1999, by (i) each Director of the Company, (ii) the Chief Executive Officer and the four most highly compensated executive officers whose salary exceeded $100,000 for the year ended December 31, 1998, (iii) each person who is known to the Company to own beneficially more than 5% of the Common Stock, and (iv) all Directors and executive officers of the Company as a group. Unless otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                              Number of Shares    % of Total
Beneficial Owner(1)                          Beneficially Owned Outstanding(2)
-------------------                          ------------------ --------------
Wallace R. Weitz & Company(3)...............     8,889,500           25.4
Imperial Bank(4)............................     5,254,570           15.0
Wellington Management Co.(3)................     3,591,040           10.3
H. Wayne Snavely(5).........................     1,654,640            4.7
Stephen J. Shugerman(6).....................       324,029              *
Joseph R. Tomkinson(7)......................       116,808              *
Perry A. Lerner(8)..........................       128,055              *
Robert S. Muehlenbeck(9)....................       115,145              *
J. Clayburn LaForce(10).....................        94,847              *
Kevin E. Villani(11)........................       111,356              *
Paul B. Lasiter (12)........................        66,057              *
Irwin L. Gubman(13).........................        46,908              *
Brad S. Plantiko............................        35,459              *
All Directors and Officers as a Group (13
 persons)(14) ..............................     2,696,902           7.71%

--------
* Less than 1%.
 (1) Each of such persons may be reached through the Company at 23550 Hawthorne Boulevard, Building One, Suite 110, Torrance, California 90505, telephone (310) 791-8020.
 (2) Percentage ownership is based on 34,978,074 shares of Common Stock outstanding as May 31, 1999.
 (3) Based upon Schedule 13G filings with the Company reflecting beneficial ownership as of March 31, 1999. The shares are owned by various investment advisory clients of Wallace R. Weitz & Co. and Wellington Management Company (or of Wellington Trust Company, National Association, WMC's wholly-owned subsidiary), which is deemed a beneficial owner of the shares only by virtue of the direct or indirect investment and/or voting discretion they possess pursuant to the provisions of investment advisory agreements with such clients. Wallace
      R. Weitz & Company is located at One Pacific Place, Suite 600, 1125 South 103 Street, Omaha, NB 68124-6008 and Wellington Management Company, LLP is located at 75 State Street, Boston, MA 02109.
 (4) Imperial Bank, headquartered in Los Angeles, California, is a California chartered bank whose deposits are insured by the FDIC. The address of Imperial Bank is 9920 La Cienega Boulevard, Inglewood, California 90301.
 (5) Includes 1,157,052 shares subject to stock options exercisable within 60 days of May 31, 1999.
 (6) Includes 218,524 shares subject to stock options exercisable within 60 days of May 31, 1999.
 (7) Includes 50,000 shares subject to stock options exercisable within 60 days of May 31, 1999.
 (8) Includes 116,422 shares subject to stock options exercisable within 60 days of May 31, 1999.
 (9) Includes 80,022 shares subject to stock options exercisable within 60 days of May 31, 1999.
(10) Includes 88,422 shares subject to stock options exercisable within 60 days of May 31, 1999.
(11) Includes 86,800 shares subject to stock options exercisable within 60 days of May 31, 1999.
(12) Includes 12,000 shares subject to stock options exercisable within 60 days of May 31, 1999.
(13) Includes 26,000 shares subject to stock options exercisable within 60 days of May 31, 1999.
(14) Includes 1,835,242 shares subject to stock options exercisable within 60 days of May 31, 1999.

Section 16(A) Beneficial Ownership Reporting Compliance

  Officers, Directors and persons owning more than 10% of the Company's equity securities are required, under Section 16(a) of the Securities Exchange Act of 1934, to file reports of and changes in such ownership with the SEC and to furnish the Company with copies of all forms they file. Based on the Company's review of the copies of such forms it has received and review of other available data, the Company believes that, during 1998, its officers and Directors complied with Section 16(a) filing requirements, except for transactions reportable on Form 4 for Mr. Lerner, who filed one late report concerning two transactions.

Certain Relationships And Related Transactions

Sale of Holdings by Principal Shareholder

  At December 31, 1998, Imperial Bank owned 8,941,106 shares of Common Stock, or 24.3% of the Company. Imperial Bancorp ("Bancorp") is the owner of all of the outstanding capital stock of Imperial Bank.

  The Federal Reserve Board has advised Bancorp that it considers the retention by the Bank of its shares of ICII stock to be in violation of the Bank Holding Company Act. This position is apparently the consequence of the Federal Reserve Board's view that ICII is engaged in activities which are not determined by regulation to be a closely related activity and that Bancorp did not file a notice or obtain approval to engage in such activities in accordance with Federal Reserve Regulation Y.

  On March 29, 1999, Bancorp announced that it intends to engage an investment banker to dispose of its investment in ICII. On May 17, 1999, the Company repurchased and retired 3,682,536 shares of its Common Stock directly from Imperial Bank at $8 per share for a cost of $29,460,288. As of such date, Imperial Bank owned 15.9% of ICII's outstanding Common Stock.

Borrowing Arrangements

  Imperial Bank has extended a $30 million commitment to SPB for the issuance of letters of credit for customers of SPB's Coast Business Credit Division. Additional or modified arrangements and transactions may be entered into by the Company, Imperial Bank, and their respective subsidiaries, after the date hereof. Any such future arrangements and transactions will be determined through negotiation between the Company and Imperial Bank, and it is possible that conflicts of interest will be involved. The Audit Committee of the Board of Directors of the Company, consisting of Directors independent of both management and Imperial Bank, must independently approve all transactions by and between the Company and Imperial Bank.

  Because Imperial Bank owns less than 50% of the outstanding shares of the Company and the Company is operated as a company independent of Imperial Bank and Bancorp, the Company believes that, in the event of an insolvency, bankruptcy or receivership proceeding involving Imperial Bank or Bancorp, a court, exercising reasonable judgment after full consideration of all relevant factors, would not order the substantive consolidation of the assets and liabilities of the Company with either of these entities.

Relationships with IMH

  At May 31, 1999, ICII owned 647,700 shares of IMH common stock. These shares are subject to a registration rights agreement, pursuant to which IMH has agreed to file one or more registration statements under the Securities Act in the future subject to certain conditions and will use its reasonable efforts to cause such registration statements to be kept continuously effective for the public sale from time to time of the shares. Mr. Tomkinson is the Chairman of the Board and Chief Executive Officer of IMH.

Relationships with FMAC

  At December 31, 1998, ICII owned 11,023,492 shares of FMAC or 38.4% of FMAC's outstanding common stock. In addition, Mr. Snavely is the Chairman of FMC's board of directors, and Mr. Plantiko is a Director of FMAC. ICII entered into certain agreements with FMAC in connection with FMAC's initial public offering. These agreements were developed in the context of a parent/subsidiary relationship and therefore are not the result of arm's-length negotiations between independent parties. It is the intention of FMAC and ICII that such agreements and the transactions provided for therein, taken as a whole, are fair to both parties, while continuing certain mutually beneficial arrangements. However, there can be no assurance that each of such agreements, or the transactions provided for therein, have been effected on terms at least as favorable to FMAC as could have been obtained from unaffiliated parties. Additional or modified arrangements and transactions may be entered into by FMAC, ICII, and their respective subsidiaries. Any such future arrangements and transactions will be determined through negotiation between FMAC and ICII, and it is possible that conflicts of interest will be involved. All transactions by and between FMAC and ICII must be approved by a majority of the disinterested directors of FMAC.

FMAC Services Agreement

  FMAC and ICII entered into a services agreement effective as of November 18, 1997 (the "FMAC Services Agreement") under which ICII has provided limited human resource administration and certain accounting functions to FMAC. ICII charges fees for each of the services provided under the FMAC Services Agreement based upon usage. The FMAC Services Agreement had an initial term that ended November 24, 1998. FMAC may terminate the FMAC Services Agreement, in whole or in part, upon one month's written notice. ICII will provide FMAC with insurance coverage and self insurance programs, including health insurance, under the FMAC Services Agreement. ICII charges FMAC for coverage based upon a pro rata portion of costs of the various policies. ICII believes that the terms of the FMAC Services Agreement are as favorable to FMAC as could be obtained from independent third parties.

ICII Registration Rights Agreement

  FMAC entered into a registration rights agreement (the "ICII Registration Rights Agreement") pursuant to which FMAC has agreed to file one or more registration statements under the Securities Act in the future for shares of FMAC held by ICII, subject to certain conditions. Pursuant to the ICII Registration Rights Agreement, FMAC will use its reasonable efforts to cause such registration statements to be kept continuously effective for the public sale from time to time of the shares of FMAC held by ICII.

Transactions Involving SPB

  FMAC has a master purchase and sale agreement with SPB to originate loans for SPB under mutual agreement, and subject to SPB underwriting each such loan prior to sale of such loans. Under this agreement, FMAC also has the ability to repurchase loans, under mutual agreement with SPB. There is no specified commitment by either party, and each individual sale is negotiated separately as to pricing. This agreement has no expiration date. FMAC does not expect to originate a significant volume of loans for SPB under this arrangement in the future.

Borrowings and Guarantees

  In consideration of ICII's guarantee of FMAC's warehouse lines of credit and repurchase facilities, FMAC pays to ICII monthly a fee equal to 15 basis points on FMAC's committed warehouse lines covered by such guarantee. For the year ended December 31, 1998, the amount of such guarantee fees was $428,000. ICII will not guarantee any of FMAC's future warehouse lines of credit and repurchase facilities.

  ICII and FLRT, Inc. agreed to indemnify FMAC against any and all liability that FMAC and its stockholders (other than ICII and FLRT, Inc.) may incur as a result of the lawsuit of DeWald et al. vs. Knyal, et al.

Proposed Merger of FMAC

  On March 11, 1999, FMAC and Bay View Capital Corporation announced that they have executed a definitive merger agreement providing for the merger of FMAC with Bay View Capital Corporation (the "Definitive Agreement").

  In accordance with the terms of the Definitive Agreement, Bay View will acquire all of the common stock of FMAC for consideration currently valued at approximately $309.0 million. Each share of FMAC common stock will be entitled to receive, at the election of the holder, either $10.25 in cash, or .5125 shares of Bay View's common stock. FMAC shareholder elections are subject to the aggregate number of shares of FMAC common stock to be exchanged for Bay View's common stock being equal to 60% of the number of shares of FMAC common stock outstanding immediately prior to closing the transaction and no FMAC shareholder owning more than 9.9% of Bay View's common stock, on a pro forma basis. The transaction is expected to close during the third quarter of 1999, subject to approval by both Bay View's and FMAC's shareholders and subject to necessary regulatory approvals.

Other Arrangements and Transactions With FMAC

  In the ordinary course of business, FMAC has conducted transactions with certain of its officers and directors and with affiliated companies and entities. All such transactions are conducted at "arm's length" in accordance with FMAC's policies.

Relationships with ICCMIC

 ICCMIC Management Agreement

  On October 20, 1997, ICCMIC entered into a management agreement (the "ICCMIC Management Agreement") with Imperial Credit Commercial Asset Management Corporation ("ICCAMC"), a wholly-owned subsidiary of ICII, for an initial term expiring on October 20, 1999. Thereafter, successive extensions, each for a period not to exceed two years, may be made by agreement between ICCMIC and ICCAMC, subject to the affirmative vote of a majority of ICCMIC's independent directors. Mr. Snavely is the Chairman of ICCMIC's board of directors and Mr. Villani is a director of ICCMIC.

  ICCMIC may terminate, or decline to renew the term of, the ICCMIC Management Agreement without cause at any time after the first two years upon 60 days written notice by a majority vote of the independent directors; provided that a termination fee will be due. In addition, ICCMIC has the right to terminate the ICCMIC Management Agreement upon the occurrence of certain specified events, including a material breach by ICCAMC of any provision contained in the ICCMIC Management Agreement that remains uncured at the end of the applicable cure period, without the payment of any termination fee.

  Pursuant to the provisions of the ICCMIC Management Agreement, ICCAMC is at all times subject to the supervision of ICCMIC's board of directors and has only such functions and authority as ICCMIC delegates to it. ICCAMC advises the board of directors as to the activities and operations of ICCMIC. ICCAMC is responsible for the day-to-day operations of ICCMIC pursuant to the authority granted to it by ICCMIC's board of directors under the ICCMIC Management Agreement, and ICCAMC performs (or causes to be performed) such services and activities relating to the assets and operations of ICCMIC as may be directed by ICCMIC's board of directors or as ICCAMC otherwise considers appropriate. ICCAMC will be reimbursed for (or charge ICCMIC directly for) ICCAMC's costs and expenses in employing third-parties to perform due diligence tasks on assets purchased or considered for purchase by ICCMIC.

  Fees under the ICCMIC Management Agreement are payable in arrears. ICCAMC's base and incentive fees and reimbursable costs and expenses are calculated by ICCAMC within 45 days after the end of each quarter, and such calculation is promptly delivered to ICCMIC. ICCMIC is obligated to pay such fees, costs and expenses within 60 days after the end of each fiscal quarter. ICCMIC paid ICCAMC $6.3 million in fees related to the ICCMIC Management Agreement during the year ended December 31, 1998.

 Right of First Offer

  Pursuant to the ICCMIC Management Agreement, ICCAMC will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of ICCMIC's board of directors in following or declining to follow its advice or recommendations. ICCAMC, its directors and its officers will not be liable to ICCMIC, any subsidiary of ICCMIC, the independent directors, ICCMIC's stockholders or any subsidiary's stockholders for acts performed in accordance with and pursuant to the ICCMIC Management Agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under the ICCMIC Management Agreement. ICCMIC has agreed to indemnify ICCAMC, its directors and its officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of ICCAMC not constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties, performed in good faith in accordance with and pursuant to the ICCMIC Management Agreement.

  The ICCMIC Management Agreement does not limit or restrict the right of ICCAMC or any of its officers, directors, employees or affiliates to engage in any business or to render services of any kind to any other person, including the purchase of, or rendering advice to others purchasing, assets that meet ICCMIC's policies and criteria, except that ICCAMC may not manage or advise another REIT or other entity that invests or intends to invest primarily in commercial and multifamily mortgage loans or subordinated commercial or multifamily interests in mortgage backed securities. Moreover, the directors and certain of the executive officers of ICCAMC executed non-compete agreements that preclude them from leaving ICCAMC and, under certain circumstances, forming or joining another REIT that invests or intends to invest primarily in commercial and multifamily mortgage loans or subordinated interests in commercial mortgage backed securities.

  ICII and its affiliates, including SPB, expect to continue to originate mortgage loans and interests in mortgage backed securities. SPB has entered into an agreement granting ICCMIC, as long as the ICCMIC Management Agreement is in effect, a right of first offer to purchase, in addition to the initial investments made by ICCMIC, not less than $150 million annually of multifamily and commercial mortgage loans typical of those originated by SPB. Although not contractually committed to do so, ICCMIC has purchased mortgage loans offered to it pursuant to the foregoing right of first offer, subject to compliance with the guidelines and underwriting criteria as established and modified from time to time by ICCMIC's independent directors. ICCMIC purchased $190.0 million of mortgage loans from SPB in the year ended December 31, 1998.

  ICCMIC expects to maintain a relationship with ICII and SPB in which ICCMIC will be a ready, willing and able purchaser of interests in mortgage backed securities that may be sold from time to time by SPB. Although no binding commitment will exist on the part of ICII, SPB or ICCMIC regarding the sale and purchase of interests in mortgage backed securities, ICCMIC expects to be able to purchase interests in mortgage backed securities from SPB at prices and on terms meeting ICCMIC's investment criteria.

  ICCMIC expects that ICII and SPB will continue to offer to sell assets to ICCMIC on terms and at prices that, in the aggregate, will be fair to both parties, subject to compliance with the guidelines. In deciding whether to acquire any such asset, ICCAMC may consider, among other factors, whether acquisition of the asset will enhance ICCMIC's ability to achieve or exceed ICCMIC's risk adjusted target rate of return established for that period by ICCMIC's board of directors, whether the asset otherwise is well-suited for ICCMIC and whether ICCMIC is financially able to take advantage of the investment opportunity. If an asset that otherwise meets all of ICCMIC's criteria for asset acquisition is being offered to ICCMIC at a price that is greater, or on terms that are less favorable, than would be required by third parties for similar assets in bona fide arms' length transactions, ICCAMC would be expected to recommend that ICCMIC decline to acquire that asset at the quoted price and terms, notwithstanding the relationship among ICCMIC, ICII and SPB.

 Other Transactions

  From time to time, SPB may act as the servicer for ICCMIC's loans. SPB receives fees for such services pursuant to applicable pooling and servicing agreements. SPB received loan servicing fees pursuant to applicable pooling and servicing agreements from ICCMIC during the year ended December 31, 1998.

  ICCMIC, on the one hand, and ICII and its affiliates, on the other, will enter into a number of relationships other than those governed by the ICCMIC Management Agreement, some of which may give rise to conflicts of interest. Moreover, three of the members of the board of directors of ICCMIC and all of its officers are also employed by ICCAMC or its affiliates.

  The relationships between ICCMIC, on the one hand, and ICII and its affiliates, on the other, are governed by policy guidelines approved by a majority of ICCMIC's independent directors. The guidelines establish certain parameters for the operations of ICCMIC, including quantitative and qualitative limitations on ICCMIC's assets that may be acquired. The guidelines are to assist and instruct ICCAMC and to establish restrictions applicable to transactions with ICII and its affiliates. A majority of the independent directors approved the acquisition of the initial investments by ICCMIC from ICII and SPB. However, subsequent to the acquisition of the initial investments, ICCAMC may enter into transactions on behalf of ICCMIC with ICII and its affiliates based upon the guidelines approved by the independent directors. Such transactions will be reviewed on a quarterly basis to insure compliance with the guidelines.

 Mortgage Loan and Other Asset Purchases

  In 1998, ICCMIC purchased a pool of multifamily and commercial mortgage loans from SPB and from the Company for an aggregate purchase price of approximately $190.0 million plus interest.

  ICCMIC may acquire additional assets from ICII and its affiliates in the future. Any such acquisitions will be in accordance with the guidelines approved by a majority of ICCMIC's independent directors. The terms of a particular transaction, however, will not be approved in advance by ICCMIC's independent directors in all cases. The independent directors will review any such transactions quarterly to insure compliance with the guidelines, but in doing so they, by necessity, will rely primarily on information and analysis provided to them by ICCAMC.

 Equity Investment

  As of May 31, 1999, ICII owns 10.8% of the outstanding common stock of ICCMIC. ICCMIC is managed by ICCAMC, ICII's wholly owned subsidiary. ICCMIC invests primarily in performing multifamily and commercial loans and in mortgage backed securities. ICCAMC also has received stock options pursuant to the ICCMIC Option Plan. ICII has agreed to retain its shares of ICCMIC at least until October 20, 1999, but may dispose of its shares any time thereafter. Notwithstanding the foregoing, if ICCMIC terminates the ICCMIC Management Agreement, ICII may dispose of its shares at that time.

  The market in which ICCMIC acquires assets is characterized by rapid evolution of products and services and, thus, there may in the future be relationships between ICCMIC, ICCAMC, and affiliates of ICCAMC in addition to those described herein. Recently, ICII has offered to acquire all of the common stock of ICCMIC for $11.50 per share. Discussions with ICCMIC's Board of Directors are pending.

 Other Matters

  In October 1997, the Company loaned H. Wayne Snavely, Chairman and Chief Executive Officer, and Kevin E. Villani, Executive Vice President, Finance, $1,999,998 and $999,992, respectively, for the purposes of assisting each of them to purchase ICCMIC common stock. The loans are each evidenced by a promissory note maturing June 14, 2002, secured by a deed of trust and stock of ICCMIC held by such individuals. The notes bear interest at an annual rate of 10.4% and are payable in semi-annual installments commencing June 15, 1998. At May 31, 1999, the remaining balances are $241,246 and $83,295 for Messrs. Snavely and Villani, respectively. These loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectibility or present other unfavorable features.

Legal Proceedings

  The Company and its Chairman, among others, are defendants in Judy L. Resnick v. Imperial Credit Industries, Inc., et al originally filed on January 14, 1998, in Los Angeles Superior Court, ordered removed to arbitration. The complaint alleges conspiracies by the defendants to defraud, interfere with advantageous business relationships, defame, and breach their fiduciary duty as well as actual fraud, defamation, and breach of the implied covenant of good faith and fair dealing arising out of the acquisition by the Company's subsidiary, Imperial Capital Group, LLC of substantially all of the assets of Dabney/Resnick/Imperial, LLC. The plaintiff is seeking damages in a sum of not less than $6 million. The arbitration is pending before a panel of arbitrators appointed by the National Association of Securities Dealers, Inc.

  Following the October 1, 1998 filing for protection under Chapter 11 of the U.S. Bankruptcy Code by Southern Pacific Funding Corporation, lawsuits were filed in the U.S. District Courts for the District of Oregon, the Eastern District of New York, the Eastern District of Wisconsin, and the Central District of California setting forth purported class-action complaints relating to alleged violations of the Federal securities laws in connection with securities filings and public statements made by Southern Pacific Funding Corporation with respect to its business during various periods specified in the respective complaints that range from October 9, 1997 to October 1, 1998. The initial suits claimed to have been filed on behalf of shareholders, noteholders and bondholders of Southern Pacific Funding Corporation, and name, among the other defendants, the Company, Director Shugerman and the Chairman who also served as chairman of Southern Pacific Funding Corporation during the period referred to in the lawsuits. The lawsuits generally alleged, among other things, that the market prices of Southern Pacific Funding Corporation's securities were artificially inflated due to the failure to mark down the value of its residual securities, unduly positive statements in Southern Pacific Funding Corporation's filings with the Securities and Exchange Commission and in its press releases, failure to properly reflect increased levels of prepayments on Southern Pacific Funding Corporation loans and actual prepayment and default rates on its loans.

  On January 29, 1999, plaintiffs, after dismissing each of the above complaints, filed a consolidated complaint, In re Southern Pacific Funding Corporation Securities Litigation in the U.S. District Court for the District of Oregon. The consolidated class action complaint alleges, on behalf of all plaintiffs that had previously filed actions against the defendants, that the defendants deceived the investing public regarding the business, financial condition and performance of Southern Pacific Funding Corporation, artificially inflated and maintained the market price of that company's notes and common stock and caused plaintiffs and members of the class to purchase the securities at artificially inflated prices. Plaintiffs allege that, to further the unlawful scheme, defendants issued or caused to be issued a series of false and misleading public statements which operated as a fraud and deceit upon the market for the securities. Defendants' motion to dismiss the complaint has been granted in part.

  Between November and December 1998, four alleged class action complaints were filed in the U.S. District Court for the Central District of California alleging a common course of conduct by defendants Imperial Credit Industries, Inc., its officers H. Wayne Snavely, Kevin E. Villani and Brad S. Plantiko, among others, and Director Lerner in violation of Sections 10(b) and 20(a) of the Securities and Exchange Act of 1934 and related Rule 10b-5 during the class period of January 29, 1998 to September 14, 1998. The actions allege that defendants made false and misleading statements and omitted to reveal the truth concerning the value of Imperial Credit Industries, Inc.'s investment in Southern Pacific Funding Corporation, resulting in an artificial inflation of Imperial Credit Industries, Inc.'s stock price. These alleged class actions are: Mortensen v. Snavely, et al; Prentice Securities v. ICII, et al; Steward
v. Snavely, et al; and Rosenstein, et al v. Snavely, et al. Motions to consolidate all of these alleged class action lawsuits in the U.S. District Court for the Central District of California along with a motion to appoint lead counsel was granted on February 22, 1999. Defendants recently filed motions to dismiss all of these complaints.

                                PROPOSAL NO. 2

Ratification Of Appointment Of Independent Accountants

  The Board of Directors of the Company has selected and appointed KPMG LLP to act as the Company's independent accountants for the year ending December 31, 1999. In recognition of the important role of the independent accountants, the Board of Directors has determined that its selection of such accountants should be submitted to the shareholders for review and ratification on an annual basis.

  KPMG LLP has examined the financial statements of the Company since 1991. Management is satisfied with its performance to date.

  The affirmative vote of a majority of the shares voting on this proposal is required for its adoption. In view of the difficulty and the expense involved in changing independent accountants on short notice, if the proposal is not approved, it is contemplated that the appointment for 1999 may be permitted to stand, unless the Board of Directors finds other compelling reasons for making a change. Disapproval of this Proposal will be considered as advice to the Board of Directors to select other independent accountants for the following year. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

Shareholders' Proposals

  Shareholders' proposals intended to be presented at the Company's next Annual Meeting of Shareholders to be held in 2000 must be received at the Company's principal executive offices no later than February 29, 2000, in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

Other Business

  The Board of Directors knows of no other matter to be acted upon at the Meeting. However, if any other matter shall properly come before the Meeting, the proxyholders named in the proxy accompanying this Proxy Statement will have discretionary authority to vote all proxies in accordance with their best judgment.

Dated: July 1, 1999                       By Order of the Board of Directors,
Torrance, California
                                          /s/ Irwin L. Gubman
                                          Irwin L. Gubman, Secretary

                        IMPERIAL CREDIT INDUSTRIES, INC.
           PROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON JULY 28, 1999
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints H. Wayne Snavely, Kevin E. Villani and Irwin
L. Gubman, or any of them, each with full power of substitution, as proxies of the undersigned to vote all of the undersigned's shares of Imperial Credit Industries, Inc. common stock at the Annual Meeting of Shareholders of Imperial Credit Industries, Inc., at the Marriott Hotel, located at 3635 Fashion Way, Torrance, California 90503, on July 28, 1999, at 10:00 a.m. Pacific Time.

  1. Election of Directors:[_] FOR all nominees listed below[_] WITHHOLD
     AUTHORITY

 H. Wayne Snavely . Kevin E. Villani . Stephen J. Shugerman . James Clayburn La
                                   Force, Jr.
         Perry A. Lerner . Robert S. Muehlenbeck . Joseph R. Tomkinson

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,WRITE
             THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.
      -----------------------------------------------------------------------

  2. To ratify the appointment of KPMG LLP as independent accountants for the year ending December 31, 1999.

    The Board of Directors recommends a vote FOR:

                        FOR [_] AGAINST [_] ABSTAIN [_]



  3. In their discretion, upon any and all such other matters as may properly come before the meeting or any adjournment or postponement thereof.

  THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR THE SEVEN NOMINEES FOR ELECTION AND FOR PROPOSALS 2 AND 3. (Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

                                                  Dated:_________________, 1999

                                                  -----------------------------
                                                            Signature

                                                  -----------------------------
                                                   Signature, if held jointly

    SHAREHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.